Exhibit 10.1

February 28, 2011

Mr. Stephen R. Brown

Re:	Offer of Employment

Dear Avi:

Xsovt Brands, Inc., a Nevada corporation (“Xsovt”) is pleased to extend to you an offer of employment as Xsovt’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary in accordance with the following terms and conditions.

Position Description.  As Xsovt’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, you will be responsible for undertaking the matters customarily associated with those positions in a U.S.-listed public company, including, without limitation, the matters set forth on Exhibit A hereto and such other customary matters as may be requested by Xsovt’s President and Chief Executive Officer (the “CEO”).  You will report directly to the CEO.  You will be an “executive officer” of Xsovt for SEC reporting purposes.

Start Date/Term: If you decide to accept this position, your proposed starting date will be on or about March 7, 2011.  Your employment agreement will contain customary provisions regarding the term and termination of your employment with Xsovt.

Salary and Benefits: When your full time employment begins you will receive or be eligible to receive the following:

•	Initial annual salary (subject to standard deductions) for calendar year 2011shall be $200,000. Your salary will be reevaluated at such time as Xsovt begins to generate material and regular revenue.

•
Sign-on bonus consisting of equity in Xsovt equal to restricted grant of 1,000,000 shares of Xsovt common stock.  The vesting schedule for this grant will be 400,000 shares on March 7, 2012, and the remaining 600,000 shares on March 7, 2013.  You will be responsible for all taxes owed with respect to the grant of such shares.  Xsovt will seek (without obligation, representation or warranty) to accommodate you by structuring the legal manner of such grant in a tax advantageous manner (such as options or warrants).  You should consult your own advisors in this regard.  In addition, as an executive officer of Xsovt, you acknowledge that your ability to dispose of any shares of Xsovt common stock may be restricted by applicable securities laws, as well as Xsovt’s trading policies, on which you will be consulted.

•
As part of your compensation plan, each year you will be eligible receive a stock option award and bonus in amounts to be determined by the CEO in consultation with Xsovt’s Board of Directors (the “Board”).  Options will priced at the time of the award and will vest in a manner approved by the Board or Compensation Committee of the Board.

•	Paid vacation and sick days on par with other senior executives of Xsovt as per Company policy established and modified by the CEO and/or the Board in their discretion.

•	Other customary benefits on par with senior executives of Xsovt as per company policy established and modified by the CEO and/or the Board in their discretion, such as health insurance and 401(k).

Please note that this offer is expressly contingent upon and subject to:

•
Execution and delivery to Xsovt of a standard employment agreement and confidentiality, intellectual property and non-competition agreement, which agreements shall provide for the terms contained in this letter and other standard terms; and

•	Compliance with all legal requirements.

You further agree that the terms of this offer of employment are strictly confidential and that you will not effect, directly or indirectly, any transactions involving the Xsovt’s securities while in possession of material non-public information regarding Xsovt.

If the above terms are acceptable, please sign in the appropriate place below and return an executed copy of this letter to me.

We are excited about the future of Xsovt and your contribution to our success.  Your position will play a key role in the continued success of Xsovt, and we believe you will have the opportunity to benefit personally and professionally as we meet our future milestones.  I look forward to hearing from you regarding this offer.

Regards,

/s/ Avi Koschitzki

Avi Koschitzki
President and Chief Executive Officer
Xsovt Brands, Inc.

Acknowledged and agreed to as of the date set forth below:

/s/ Stephen R. Brown
Stephen R. Brown

Dated: March 1, 2011

Exhibit A

Position Description
(Executive Vice President, Chief Financial Officer, Treasurer and Secretary)

1.           Prepare and execute all applicable documents, filings and reports as the principal accounting officer of Xsovt for purposes of Xsovt’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and, in connection therewith, be responsible for: (a) all accounting and financial reporting and controls of Xsovt and its subsidiaries and (b) all financial related disclosure controls and procedures of Xsovt and its wholly-owned subsidiaries.

2.           Design and implement Xsovt’s accounting and finance function, including cash management and the preparation or review of budgets, projections and financial analyses.

3.           Assist in the hiring of accounting personnel to implement Xsovt’s accounting and disclosure functions, controls and procedures.

4.           Oversee all aspects of Xsovt’s annual audit (including the pending audit of Xsovt, LLC), including communications and interactions with Xsovt’s independent registered accounting firm, the of Board of Directors of Xsovt (the “Board”) or any designated audit committee thereof, the CEO and Xsovt’s outside legal counsel.

5.           Oversee the preparation and filing Xsovt’s annual and quarterly financial statements and reports (including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein) and all other SEC reports and filings in conformance with all SEC rules and regulations and generally accepting accounting principles (“GAAP”) of the United States of America.

6.           Oversee the preparation of all federal, state and local tax returns and payment of all applicable income, franchise or other taxes.

7.           Design and implement Sarbanes-Oxley Act compliance programs and ensure that Xsovt’s corporate governance is in compliance with the relevant provisions of the U.S. securities laws and applicable stock market regulations.

8.           Assist Xsovt in its communications with the SEC and all other applicable regulatory authorities.

9.           Assist Xsovt’s CEO and other executives and managers to design and implement Xsovt’s strategic and business plan, including operations, financings and licenses.

10.           Participation in Xsovt’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and Xsovt’s public disclosure

11.           Implement and monitor the corporate governance of Xsovt in compliance with the applicable laws and regulations.

12.           As corporate secretary, keep and safeguard Xsovt’s corporate documents, attend Board meetings and be responsible for Board meeting minutes.